Exhibit 99.1

For release: Feb. 18, 2019	Contact: Brian Dingerdissen Investor Relations O: 610.645.1191 BJDingerdissen@AquaAmerica.com Stacey Hajdak Marketing & Communications O: 610.520.6309 SMHajdak@AquaAmerica.com

Aqua America reports earnings for 2018, announces guidance for 2019

•	Reports 2018 earnings per share (GAAP) of $1.08; adjusted income per share of $1.41 (non-GAAP), excluding Peoples transaction-related expenses

•	Announces filing of joint settlement agreement in Aqua Pennsylvania rate case

•	Nearly 14,000 customers added in 2018 through municipal water and wastewater acquisitions

Bryn Mawr, Pa. – Aqua America Inc. (NYSE: WTR) today reported results for the fourth quarter and year ended Dec. 31, 2018.

Full-year 2018 operating results

Aqua reported total operating revenues of $838.1 million in 2018 compared to $809.5 million in the prior year, which is an increase of 3.5 percent. The increase was driven by rates and surcharges, regulated growth and other items, offsetting lower revenue from market-based activities.

Operations and maintenance expenses were $308.5 million for 2018, compared to $282.3 million in 2017. The increase was driven primarily by the Peoples transaction costs in addition to higher employee-related costs. This was offset by lower costs from market-based activities. Excluding $14.2 million of expenses related to the Peoples transaction, operations and maintenance expense growth was more in line with historic norms.

For the full year 2018, Aqua reported net income (GAAP) of $192.0 million, or $1.08 per share, compared to $239.7 million, or $1.35 per share, in 2017. The decrease in GAAP earnings was a result of a mark-to-market adjustment on interest rate swaps and other transaction expenses related to the Peoples transaction. Excluding the Peoples transaction-related expenses, adjusted income (non-GAAP) was $250.8 million or $1.41 per share, compared to $1.35 per share in 2017, an increase of 4.4 percent. Higher earnings from rate cases and regulated growth contributed favorably to earnings growth. Please refer to the reconciliation of GAAP to non-GAAP financial measures later in this press release for additional information on our use of non-GAAP financial measures as a supplement to our GAAP results.

Aqua America Chairman and CEO Christopher Franklin outlined the company’s major milestones in 2018.

“2018 was a historic year for Aqua, with six closed municipal water and wastewater acquisitions that helped us reach our 1 million customer milestone, record infrastructure investment of nearly $500 million, and the announcement of our transaction with Peoples,” Franklin said. “All these advancements are positioning Aqua to play a more significant role in solving the problem of deteriorating infrastructure facing many communities.”

Fourth quarter 2018 operating results

Revenues increased to $205.7 million in the fourth quarter compared to $203.3 million in the same quarter of 2017. Rates and surcharge revenue, regulated growth and other items increased revenue and were offset by lower consumption.

Operations and maintenance expenses were $92.4 million for the fourth quarter of 2018, compared to $78.0 million in the fourth quarter of 2017. The Peoples transaction costs were the largest driver of this increase.

For fourth quarter 2018, Aqua reported a net loss (GAAP) of $3.7 million, or $0.02 per share, compared to net income of $53.5 million, or $0.30 per share, in 2017. The decrease in GAAP earnings was a result of a mark-to-market adjustment on interest rate swaps and other transaction expenses related to the Peoples transaction. For the fourth quarter of 2018, Aqua reported adjusted income (non-GAAP) of $55.2 million or $0.31 per share, excluding the impact of the Peoples transaction. Higher earnings from rate cases and regulated growth and lower expenses contributed favorably to earnings growth.

Water utility acquisition growth

In 2018, the company invested over $100 million to acquire six municipal water and wastewater systems. These acquisitions added more than 13,700 new customers to the company’s operating footprint. Coupled with organic growth, the company increased its customer base by 2.3 percent with 22,726 new customer connections. Aqua currently has eight pending water and wastewater acquisitions under agreement that are expected to close in 2019, totalling approximately 20,000 new customer connections. The company expects overall water and wastewater customer growth to be between 2 and 3 percent for 2019.

In December, Aqua announced the acquisition of East Bradford Township’s wastewater system for $5 million and Treddyfrin Township Municipal Authority’s Valley Creek Trunk Sewer System for $28.3 million. Both systems are in Pennsylvania. The Valley Creek system serves five area municipalities and consists of 49,000 linear feet of gravity sewers, as well as two pump stations and force mains.

“We continue to see vast opportunity in the municipal water and wastewater market,” said Franklin. “With fair market value legislation now in six of our states after it recently passed in Ohio, local officials in these states have an important new option if they want to seek relief from the large capital needs associated with running water and wastewater systems and use their sale proceeds for important community priorities.”

Peoples acquisition update

On Oct. 23, 2018 Aqua America announced an agreement to acquire Peoples, a natural gas distribution utility, in an all-cash transaction that reflects an enterprise value of $4.275 billion,

including the assumption of approximately $1.3 billion of debt. This combination will create a new infrastructure company well-positioned to make significant impacts on infrastructure improvement. This transaction aligns with Aqua’s stated growth strategy and core competencies of sound investment in infrastructure, continued regulatory credibility and operational excellence. Both Aqua and Peoples have over 130 years of service and will remain dedicated to the customers and communities we serve. Peoples is the largest natural gas distribution company in Pennsylvania, and serves approximately 740,000 customers in Western Pennsylvania, Kentucky and West Virginia. Closing is expected to occur in mid-2019 once regulatory approvals are obtained.

On Jan. 28, Peoples Natural Gas, LLC filed a rate case with the Pennsylvania Public Utility Commission (PA PUC) for $94.9 million to support the removal and replacement of aging pipelines to improve infrastructure while substantially decreasing greenhouse gas emissions. The request requires approval by the PA PUC, and it is expected that rates will go into effect in the fall of 2019.

In October 2018, Aqua entered into interest rate swap agreements to hedge the underlying interest rate risk associated with the long-term debt for funding a portion of the Peoples transaction. Given the decline in swap rates since signing, the company is reporting a non-cash mark-to-market charge to earnings for the interest rate swaps during the fourth quarter of 2018, and subsequent changes in fair value of these swaps will be recognized in earnings. These swaps are expected to be settled when permanent debt financing is issued as the transaction approaches closing. Despite the charge, the company expects lower debt costs for the long-term debt to be issued, which would ultimately be beneficial for shareholders.

In November 2018, Aqua filed for regulatory approval in the three states where Peoples operates: Pennsylvania, West Virginia and Kentucky.

As previously reported, Aqua intends to pursue offerings of equity, equity-linked securities and debt prior to the closing of the Peoples transaction. The company anticipates completing such offerings once there is a line of sight to regulatory approval.

Capital expenditures

In 2018, Aqua invested a record of $495.7 million to rehabilitate and strengthen its infrastructure systems. The company expects to invest approximately $550 million in 2019 and approximately $1.4 billion from 2019 to 2021. This capital investment will result in growth in water and wastewater rate base of approximately 7 percent. The 2018 capital investments made to improve the infrastructure in the communities Aqua serves are paramount to helping the company protect and provide Earth’s most essential resource.

Rate activity

In 2018, Aqua America’s regulated subsidiaries received rate awards or infrastructure surcharges in all eight states, estimated to increase annualized revenues by approximately $22.5 million.

To date in 2019, the company’s state subsidiaries in Illinois, Ohio and Pennsylvania have received rate awards or infrastructure surcharges totaling $4.4 million. Additionally, the company currently has rate proceedings pending in New Jersey, Ohio and Pennsylvania of $75.1 million.

In August 2018, Aqua Pennsylvania filed a water and wastewater rate case, its first in seven years. On Feb. 8, 2019, the company filed a joint settlement agreement for its Pennsylvania rate case. Rates from this settlement are designed to add approximately $47 million in revenue and are expected to go into effect in May 2019. The settlement is subject to review and approval by the assigned administrative law judges and the PA PUC.

“Aqua’s recent Pennsylvania rate case settlement, if approved, is a fair outcome for our customers and our company,” Franklin said. “We take these requests seriously and always look to ensure we’re investing prudently and operating our business efficiently. Reliability and quality are essential, and these periodic increases ensure both of these important aspects of service.”

Dividend

On Feb. 4, 2019, Aqua America’s board of directors declared a quarterly cash dividend of $0.219 per share of common stock. This dividend is payable on March 1, 2019, to all shareholders of record on Feb. 15, 2019. The March dividend marks the 74th year Aqua has paid a consecutive quarterly dividend.

2019 Aqua stand-alone guidance highlights (excluding Peoples transaction-related items and earnings impacts from Peoples post-closing)

The following is the 2019 full-year guidance:

•	Adjusted income of $1.45 to $1.50 per share

•	Infrastructure investments of approximately $550 million in 2019 for communities served by Aqua

•	Infrastructure investments of approximately $1.4 billion through 2021 in existing operations to rehabilitate and strengthen systems

•	Rate base growth of 7 percent through 2021

•	Total customer growth of between 2 and 3 percent

•	Closing of Peoples acquisition expected in mid-2019

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Earnings call information

Date: Feb. 19, 2019

Time: 11:00 a.m. EST

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

The presentation will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast and a transcript will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on February 19, 2019 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 1128860). International callers can dial +1 719.457.0820 (pass code 1128860).

About Aqua America

Aqua America is the second-largest publicly traded water utility based in the U.S., and serves more than 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Caution concerning forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the expected earnings per share for the fiscal year ending Dec. 31, 2019, the expected infrastructure investment by the company in water and wastewater infrastructure in 2019 and through 2021, the amount of rate base growth in the company’s water and wastewater operations through 2021, the expected increase in customer base for fiscal year 2019; the expected timing of the closing of the Peoples acquisition; the company’s expected ability to participate in solving communities’ infrastructure needs; the potential timing and the amount of the Peoples Pennsylvania rate case; the ability to settle the interest rate swaps with the placement of permanent debt financing; the company’s increased opportunity in the municipal market; the results of the company’s Pennsylvania water and wastewater rate case; and the timing of the company’s projected common equity and equity-linked securities offerings. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the continuation of the company’s growth-through-acquisition program; the desire of municipalities to sell their water and/or wastewater systems; the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment, including a change in federal tax policy; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to grow its dividend, add shareholder value and to grow earnings; the ability of the company to successfully close and integrate the anticipated municipal acquisitions and the Peoples acquisition in 2019; changes in policies in regulated commissions; changes in law in water and /or wastewater acquisitions; the ability to receive favorable approval from the Pennsylvania, Kentucky and West Virginia utility commissions for the Peoples acquisition; and other factors discussed in our Annual Report on Form 10-K, which is filed annually with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation – and expressly disclaims any such obligation – to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

Aqua America, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

This press release includes a presentation of “adjusted income” and “adjusted income per common share.” Both of these amounts have been adjusted to exclude transaction-related expenses for the Company’s Peoples transaction, which consists of costs of $14,184 primarily representing expenses associated with obtaining regulatory approvals, investment banking fees, legal expenses, and integration planning. Additionally, mark-to-market fair value adjustments of $59,779 associated with our interest rate swap agreements for future debt issuances related to this transaction are included in transaction-related expenses. Subsequent changes in the fair value of our interest rate swap agreements will be included in our future earnings until the swap agreements are settled, which is expected to coincide with the debt financings to partially fund the Peoples acquisition. This acquisition is expected to close in mid-2019, once regulatory approvals are obtained.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures.

The following reconciles our GAAP results to the non-GAAP information we disclose:

	Quarter Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net (loss) income (GAAP financial measure)	$(3,657)	$53,473	$191,988	$239,738
Plus: transaction-related expenses for the Peoples transaction	73,963	—	73,963	—
Less: tax effect	(15,127)	—	(15,127)	—

Adjusted income (Non-GAAP financial measure)	$55,179	$53,473	$250,824	$239,738

Net (loss) income per common share (GAAP financial measure):
Basic	$(0.02)	$0.30	$1.08	$1.35
Diluted	$(0.02)	$0.30	$1.08	$1.35

Adjusted income per common share (Non-GAAP financial measure):
Basic	$0.31	$0.30	$1.41	$1.35
Diluted	$0.31	$0.30	$1.41	$1.35

Average common shares outstanding:
Basic	177,987	177,697	177,904	177,612

Diluted	178,431	178,247	178,399	178,175

Financial Results

The company’s results stated here are unaudited. The final audited financial statements will be filed with the company’s annual report on Form 10-K. The following statements and tables show selected operating data for the quarter and year ended Dec. 31, 2018 and 2017 (in thousands, except per share data) for Aqua America Inc. and subsidiaries.

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Operating revenues	$205,747	$203,312	$838,091	$809,525

Operations and maintenance expense	$92,393	$78,004	$308,478	$282,253

Net (loss) income	$(3,657)	$53,473	$191,988	$239,738

Basic net (loss) income per common share	$(0.02)	$0.30	$1.08	$1.35
Diluted net (loss) income per common share	$(0.02)	$0.30	$1.08	$1.35

Basic average common shares outstanding	177,987	177,697	177,904	177,612
Diluted average common shares outstanding	178,431	178,247	178,399	178,175

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Operating revenues	$205,747	$203,312	$838,091	$809,525

Cost & expenses:
Operations and maintenance	92,393	78,004	308,478	282,253
Depreciation	35,995	34,794	146,032	136,302
Amortization	163	64	641	422
Taxes other than income taxes	14,402	12,238	59,762	56,628

Total	142,953	125,100	514,913	475,605

Operating income	62,794	78,212	323,178	333,920

Other expense (income):
Interest expense, net	26,349	23,217	98,902	88,341
Allowance for funds used during construction	(4,513)	(4,641)	(13,023)	(15,211)
Change in fair value of interest rate swap agreements	59,779	—	59,779	—
Gain on sale of other assets	(116)	(162)	(714)	(484)
Equity (earnings) loss in joint venture	(573)	71	(2,081)	(331)
Other	631	1,239	1,996	4,953

(Loss) income before income taxes	(18,763)	58,488	178,319	256,652
Provision for income taxes (benefit)	(15,106)	5,015	(13,669)	16,914

Net (loss) income	$(3,657)	$53,473	$191,988	$239,738

Net (loss) income per common share:
Basic	$(0.02)	$0.30	$1.08	$1.35
Diluted	$(0.02)	$0.30	$1.08	$1.35

Average common shares outstanding:
Basic	177,987	177,697	177,904	177,612

Diluted	178,431	178,247	178,399	178,175

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	December 31,	December 31,
	2018	2017
Net property, plant and equipment	$5,930,326	$5,399,860
Current assets	147,172	131,246
Regulatory assets and other assets	886,998	801,357

Total assets	$6,964,496	$6,332,463

Total equity	$2,009,364	$1,957,621
Long-term debt, excluding current portion, net of debt issuance costs	2,398,464	2,007,753
Current portion of long-term debt and loans payable	159,994	117,419
Other current liabilities	238,983	167,069
Deferred credits and other liabilities	2,157,691	2,082,601

Total liabilities and equity	$6,964,496	$6,332,463